Exhibit 8.2

July 14, 2021 Royal Bank of Canada 200 Bay Street Royal Bank Plaza Toronto, ON M5J 2J5

Barristers & Solicitors / Patent & Trade-mark Agents

Norton Rose Fulbright Canada llp
222 Bay Street, Suite 3000, P.O. Box 53
Toronto, Ontario M5K 1E7 Canada

F: +1 416.216.3930

nortonrosefulbright.com

+1 416.216.4000

Dear Sirs/Mesdames:

Senior Global Medium-Term Notes, Series H

We have acted as Canadian tax counsel to Royal Bank of Canada (RBC) in connection with the issuance by RBC of its Senior Global Medium-Term Notes, Series H - U.S.$750,000,000 aggregate principal amount of 1.150% Senior Notes due July 14, 2026 (the Offered Securities).

We hereby confirm to you that the statements of Canadian tax law set forth under the heading "Canadian Federal Income Tax Considerations" in the preliminary pricing supplement dated July 7, 2021 and the final pricing supplement dated July 7, 2021 relating to the Offered Securities are our opinion and are accurate in all material respects subject to the limitations and qualifications therein.

We hereby consent to the filing of this opinion as an exhibit to RBC’s Report of Foreign Private Issuer on Form 6-K and to the reference to us under the heading "Canadian Federal Income Tax Considerations" in the preliminary pricing supplement and the final pricing supplement referred to above. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours truly,

“Norton Rose Fulbright Canada LLP”

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.